Exhibit 99.1

Chimerix Appoints Marc D. Kozin to Board of Directors

Veteran Industry Executive Brings More Than 35 Years of Corporate Strategy Experience

DURHAM, N.C., March 21, 2024 (GLOBE NEWSWIRE) -- Chimerix (NASDAQ:CMRX), a biopharmaceutical company whose mission is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases, today announced the appointment of Marc D. Kozin as the newest member of the Company’s Board of Directors. In addition, Patrick Machado has announced his retirement from the Chimerix Board effective at the Company’s 2024 Annual Meeting of Stockholders in June, after ten years of service.

“We are pleased to welcome Marc to the Board of Directors. Marc’s strategic insights and leadership will undoubtedly contribute to the continued growth and success of Chimerix as we work to advance our pipeline to commercialization,” said Mike Andriole, Chief Executive Officer of Chimerix. “We extend our gratitude to Pat for his exceptional service and unwavering dedication to Chimerix. His leadership and guidance have been instrumental in our achievements over the past decade. We wish him continued success in all his endeavors.”

Mr. Kozin brings more than 35 years of experience in corporate and business strategy consulting, merger and acquisition advisory services, and value management. Mr. Kozin previously served as President of L.E.K., a global strategy consulting firm, where he established the Boston office and led the development of the firm’s industry leading life science strategic planning practice. He currently serves on the Board of Directors of UFP Technologies (NASDAQ: UFPT) and HCRx Holdings.

Mr. Kozin holds a B.A. in Economics from Duke University and an M.B.A. from The Wharton School, University of Pennsylvania.

About Chimerix
Chimerix is a biopharmaceutical company with a mission to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases. The Company’s most advanced clinical-stage development program, ONC201, is in development for H3 K27M-mutant glioma.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include those relating to, among other things, Chimerix’s continued growth and success and the advancement of its product pipeline. Among the factors and risks that could cause actual results to

Exhibit 99.1
differ materially from those indicated in the forward-looking statements are risks related to the timing, completion and outcome of the Phase 3 ACTION study of ONC201; risks associated with repeating positive results obtained in prior preclinical or clinical studies in future studies; risks related to the clinical development of ONC206; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACT:
Will O’Connor
Stern Investor Relations
212-362-1200
ir@chimerix.com
2